# STATE OF DELAWARE
# CERTIFICATE OF AMENDMENT
# OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

**FIRST**: That at a meeting of the Board of Directors of

Max Sound Corporation

resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

**RESOLVED**, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "Fourth" so that, as amended, said Article shall be and read as follows:

AUTHORIZED SHARES OF THE CORPORATION: The Corporation is authorized by the consent of the Majority Shareholder and Unanimous Consent of the Board of Directors to increase the authorized shares of common stock to 4,250,000,000 shares of common stock, with a par value of $.00001 per share. There is no change to the Corporation's authorized preferred shares remain at 10,000,000 shares of preferred stock, with a par value of $.00001 per share. The Corporation reserves the right to amend or repeal any provision contained in the Amended Certificate of Incorporation in the manner proscribed by the laws of Delaware.

**SECOND**: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

**THIRD**: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

**IN WITNESS WHEREOF**, said corporation has caused this certificate to be signed this 6th day of October, 20 17.

By: [signature]
Authorized Officer

Title: Chairman & CFO

Name: Greg Halpern
Print or Type

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:17 PM 10/06/2017
FILED 03:17 PM 10/06/2017
SR 20176515608 - File Number 4074118